5.1  Opinion of Michael S. Krome, Esq.

MICHAEL S. KROME, ESQ.
8 Teak Court
Lake Grove, New York 11755
(631) 737-8381

September 3, 2008

The Board of Directors
50 Pine Drive
Cold Spring Harbor, New York 11724

Gentlemen:

You have requested my opinion as counsel for Custom Automated Systems, Inc., a New York corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the Rules and regulations promulgated thereunder, of 1,157,000 shares issued pursuant to a private placement and offered by the Selling shareholders, pursuant to a Registration Statement on Form S-1 (the “Registration Statement”).

For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the “Prospectus”) and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements, and other instruments, certificates of officers and representatives of the Company, certificates of public officials, and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatted copies, and the authenticity of the originals of such copies.

I am a member of the bar of the State of New York. My opinions below are based upon the laws of the State of New York, the Business Corporation Law of the State of New York, including the statutory provisions, all applicable reported judicial decisions interpreting these laws, and the federal securities laws of the United States.

Based on the foregoing, it is my opinion that

1.	The Company is duly organized and validly existing corporation under the laws of the State of New York, with corporate power to conduct the business it conducts in the Registration Statement;
2.	The Company has an authorized capitalization as set forth in the Registration Statement;
3.
The securities set forth in the Registration Statement for resale by current shareholders has been validly issued and are fully paid and non-assessable shares of common stock of Custom Automated Systems, Inc.

I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption “Legal Matters” in the Prospectus.

Sincerely,

/s/ Michael S. Krome
Michael S. Krome, Esq.